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                                                                   Exhibit II.6.

                         Form of Paying Agency Agreement

                              WAL-MART STORES, INC.

                                       and

                 BANK ONE, NA, acting through its LONDON BRANCH
           As Registrar, London Paying Agent and London Transfer Agent








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                    AGENCY AGREEMENT for [__]% Notes due 2013

                          Dated as of January __, 2003


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THIS AGREEMENT is made in London as of January __, 2003 between

(1)  WAL-MART STORES, INC. (the "Issuer"), and

(2) BANK ONE, NA, LONDON BRANCH ("Bank One, NA"), which shall act as registrar, London paying agent and London transfer agent with respect to the Notes (as defined below). Bank One, NA is hereinafter referred to in such respective capacities as "Registrar," "London Paying Agent" and "London Transfer Agent," which expressions shall include any successor or successors thereto.

     WHEREAS pursuant to the dealer manager agreement (the "Dealer Manager Agreement") dated January __, 2003, between the Issuer and Credit Suisse First Boston (Europe) Limited, as Dealer Manager, the Issuer has agreed to issue (Pounds)___________ of [__]% Notes due 2013 (the "Notes"); and

     WHEREAS the Issuer wishes to appoint Bank One, NA, acting through its London branch, to act as Registrar, London Paying Agent and London Transfer Agent in relation to the Notes upon the terms and conditions set forth in this Agreement and the Schedules hereto.

     IT IS HEREBY AGREED as follows:

1.   DEFINITIONS, INTERPRETATION

     The following terms shall, unless the context otherwise requires, have the respective meanings indicated below:

     "London Agent(s)" means any of the Registrar, London Paying Agent or London Transfer Agent.

     "Conditions" means the terms and conditions of the issue of the Notes, as contained in the Global Note, the Series Terms Certificate and the Indenture.

     "Global Note" means the Global Note dated January __, 2003, in the form of
     Schedule 1 attached hereto.

     "Indenture" means the Indenture dated as of December 11, 2002, between the Issuer and Bank One Trust Company, NA, as Trustee (the "Trustee"), a copy of which is attached hereto as Schedule 2.

     "Paying Agents" means the London Paying Agent and the U.S. Paying Agent (as defined in the Indenture).

     "Series Terms Certificate" means the Series Terms Certificate dated January __, 2003, in the form of Schedule 3 attached hereto.

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     Terms not defined herein shall have the same meanings ascribed to them in the Dealer Manager Agreement or the Conditions, as the case may be.

2.   APPOINTMENTS

2.1 The Issuer hereby appoints Bank One, NA, acting through its London branch, to act as Registrar, London Paying Agent and London Transfer Agent in respect of the Notes and Global Note.

2.2 Bank One, NA, acting through its London branch, hereby accepts such appointments and the resulting obligations, and agrees to act in such capacities, on the terms and conditions set out in this Agreement and the Schedules hereto. In particular, the London Paying Agent agrees to effect any publication of notices pursuant to the Conditions.

2.4  The obligations of the Agents are several and not joint.

3.   THE NOTES

3.1 The Notes shall be represented by a permanent Global Note without interest coupons as specified in the Conditions. The Global Note shall be substantially in the form attached hereto as Schedule 1, in each case with such changes as may be agreed between the Issuer and the Trustee. Individual Notes shall not be issued, except as expressly provided in the Global Note.

3.2 The Global Note shall be signed manually by a duly authorized officer of the Issuer and dated January __, 2003. The Global Note shall be authenticated manually by the Trustee and delivered to Bank One Nominees Limited, as nominee for Bank One, NA, common depositary for Euroclear and Clearstream.

4.   PAYING AGENCY

4.1 The Issuer shall remit the funds necessary for the payment of interest on and principal of or any redemption price payable with respect to the Notes to the Paying Agents, in British pounds sterling, in same-day funds. The portion of such funds remitted to the London Paying Agent shall be remitted to such account at the London Paying Agent as the London Paying Agent may from time to time specify (the "Redemption Account") on the Business Day such payment is due, provided always that, if any due date shall not be a Business Day, the Issuer shall make such transfer to the account of the London Paying Agent on the next succeeding Business Day (for purposes of this Agreement, the term "Business Day" shall have the meaning ascribed to it in the Indenture).

The Issuer hereby authorizes and directs the London Paying Agent, from the amounts so paid to it, to make payment of the principal of or any redemption price payable with respect to, and interest on, the Notes on the due date for payment set forth in the Conditions and this Agreement. If applicable, the London Paying Agent will, from funds so received from the Issuer, credit to the account of the London Paying Agent the

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amounts of all such payments made by it in accordance with the provisions of this Agreement.

The Issuer understands that it should confirm to the London Paying Agent not later than 10:00 a.m. (London time) on the second Business Day before the relevant date for such payment that it has issued irrevocable payment instructions for such payment to be made. The London Paying Agent shall contact the Issuer not later than 10 Business Days before the respective due date with regard to such payment. The Redemption Account shall be free of charge.

4.2 If for any reason (other than negligence or willful misconduct on the part of the London Paying Agent or its officers, employees or agents) the London Paying Agent does not receive unconditionally its full proportionate share of the amount payable by the Issuer on the relevant due date in respect of all the outstanding, maturing or redeemed Notes, the London Paying Agent shall forthwith notify immediately the Issuer by telephone followed by facsimile and the London Paying Agent shall not be bound to make any payment of principal on or any redemption price payable with respect to, or interest on, the Notes until the London Paying Agent has received to its order its full proportionate share of the amount of the monies then due and payable in respect of all outstanding, maturing or redeemed Notes, provided, however, that if the London Paying Agent shall, in its discretion, make any payment of principal on or any redemption price payable with respect to or interest on the Notes on or after the due date therefor in respect of the Notes prior to its unconditional receipt of its full proportionate share of the amount then due and payable in respect of the Notes, the Issuer will promptly pay such amount to the London Paying Agent and will compensate the London Paying Agent at a rate equal to the London Paying Agent's cost of funding.

4.3 Out of the sums paid to the London Paying Agent in respect of interest on and principal on or any redemption price payable with respect to the Notes, the London Paying Agent will make payment free of charge to the registered holder of the Global Note as stipulated in Clause 6 below, in the amounts specified in the Conditions. The Registrar shall supply such details as are required for the London Paying Agent to make payment as stated above.

4.4  In respect of the monies paid to it relating to any Note, the London Paying
     Agent:

     4.4.1 shall not be entitled to exercise, and to the extent permitted by law, hereby waives and releases with respect to such monies, any lien, right of set-off or similar claim (including without limitation any claim arising from or relating to any other issue of securities by the Issuer),

     4.4.2  shall not be required to account for interest thereon,

     4.4.3  need not segregate such monies except as required by law, and

     4.4.4. shall comply with any tax withholding requirements imposed by the United States, in accordance with Section 6.02(b) of the Indenture.

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5.   DOCUMENTS FOR INSPECTION AND PUBLICATION OF NOTICES

5.1 On behalf and at the request and expense of the Issuer, the London Paying Agent shall cause to be published any notices required to be given by the Issuer in accordance with the Conditions.

5.2 The Issuer shall provide to the London Paying Agent sufficient copies of all documents required by the Conditions to be available for issue or inspection, and the London Paying Agent shall make such copies available to all holders of Notes upon their request.

5.3 To the extent practicable, the Issuer shall provide the London Paying Agent with a copy (prior to publication) of all notices to be issued in connection with the Notes.

6.   DUTIES OF THE LONDON TRANSFER AGENT

If and to the extent so specified by the Conditions and in accordance therewith, or if otherwise requested by the Issuer, the London Transfer Agent shall make available all relevant forms of transfer, inform the Registrar of the name and address of the relevant person to be inserted in the Register, cancel any Global Note upon the exchange of that Global Note for Certificated Notes (as defined in the Global Note) and carry out such other acts as may be necessary to give effect to the Conditions and this Agreement.

7.   DUTIES OF THE REGISTRAR

If and to the extent so specified by the Conditions and in accordance therewith, or if otherwise requested by the Issuer, the Registrar shall supply such details to the London Paying Agent as are required for the London Paying Agent to make payments as stated in Clause 4 above. Additionally, the Registrar shall, based on information received from the London Transfer Agent, insert the name and address of the relevant person in the Register, and carry out such other acts as may be necessary to give effect to the Conditions and this Agreement.

8.   CONDITIONS OF APPOINTMENT

8.1 The Issuer will pay to the London Agents a remuneration for all services rendered hereunder by the London Agents in connection with the Notes together with any expenses incurred only to the extent separately agreed upon by the London Agents and the Issuer.

8.2 The Issuer will indemnify and hold harmless each of the London Agents against any loss, liability or expense which it may incur or any claim, action or demand which may be made against it resulting from the negligence or willful misconduct on the part of the Issuer (or its officers, employees or agents (other than the London Agents and their officers, employees, and agents)) and arising out of or in connection with such London Agent's appointment or the exercise of its powers and duties hereunder without gross negligence or willful misconduct on the part of such London Agent.

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8.3  Each London Agent will indemnify and hold harmless the Issuer against any loss, liability or expense incurred by the Issuer or any claim, action or demand which may be made against the Issuer resulting from the gross negligence or willful misconduct on the part of such London Agent (or such London Agent's officers, employees or agents) and arising out of or in connection with such London Agent's duties hereunder.

8.4 The indemnities above shall survive the termination or expiration of this Agreement.

8.5 Each of the London Agents shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any instruction or communication from the Issuer or any document reasonably believed by it to be genuine and to have been delivered, signed or sent by the proper party or parties in accordance with the provisions hereof, except such as may result from its own negligence or willful misconduct or that of its officers, employees or agents.

8.6 In acting hereunder and in connection with the Notes, the London Agents do not assume any relationship of agency and trust for the holders of the Notes, and shall not have any obligation towards them except that all funds held by the London Paying Agent for payment of principal of or interest on the Notes shall be held exclusively for the benefit of and for payment to the holders of the Notes and shall be applied as set forth herein and in the Conditions.

8.7 Notwithstanding anything to the contrary contained in this Clause 8, (a) no London Agent shall be liable for the loss, theft, destruction or damage of any Note, unless such loss, theft, destruction or damage is the result of such London Agent's gross negligence or willful misconduct, and (b) no London Agent shall have any liability whatsoever for any consequential, special, indirect or speculative loss or damages (including, but not limited to, loss of profits, whether or not foreseeable) suffered by the Issuer in connection with the transactions contemplated by and the relationship established by this Agreement even if such London Agent has been advised as to the possibility of the same, except in the event of a determination of fraud on the part of such London Agent in a non-appealable judgment of a court having jurisdiction.

8.8 Nothing herein shall be deemed to require any London Agent to advance its own funds in the performance of its duties hereunder.

8.9 The London Agents may consult with legal and other professional advisers selected in good faith and satisfactory to them and the advice or opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in good faith and without negligence and in accordance with the advice or opinion of such advisers.

8.10 The London Agents shall be obliged to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the London Agents. No London Agent shall be under any obligation to take any action hereunder which it expects will result in any expense or

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liability of such London Agent, the payment of which within a reasonable time is not, in its opinion, assured to it.

8.11 The London Agents and their officers, employees and affiliates, in their individual or any other capacity, may become the owners of, or acquire any interest in, any Notes with the same rights that the London Agents would have if they were not the London Agents hereunder.

9.   CHANGE IN AGENTS

9.1 Each of the Registrar, London Paying Agent and London Transfer Agent in its capacity as such may be removed at any time by the giving to it of at least 30 days' written notice to that effect signed on behalf of the Issuer specifying the date on which such removal shall become effective. Each of the Registrar, London Paying Agent and London Transfer Agent may at any time resign by giving at least 30 days' written notice (unless the Issuer agrees to accept less notice) to that effect to the Issuer specifying the date on which such resignation shall become effective. Notwithstanding the foregoing, no such resignation or removal shall take effect within 30 days before or after any due date for payment of any Notes or before a new Registrar, London Paying Agent or London Transfer Agent, as the case may be, shall have been appointed by the Issuer as hereinafter provided, and such new London Agent shall have accepted such appointment. Any change in any London Agent shall be notified by the Issuer to the other London Agent(s).

9.2 The Issuer agrees with the London Paying Agent that if, by the day falling 10 days before the expiration of any notice under Clause 9.1 above, the Issuer has not appointed a replacement London Paying Agent, then the London Paying Agent shall be entitled, on behalf of the Issuer, to appoint in its place any reputable financial institution of good standing and the Issuer shall not unreasonably object to such appointment.

9.3 Upon the effectiveness of the appointment of any successor Registrar, London Paying Agent or London Transfer Agent, as the case may be, pursuant to Clause 9.1, the Registrar, London Paying Agent or London Transfer Agent so removed shall cease to be a Registrar, London Paying Agent or London Transfer Agent, as the case may be, hereunder. Prior to the effectiveness of such appointment, the London Paying Agent shall hold all monies deposited with it or held by it hereunder in respect of the Notes to the order of the respective successor London Paying Agent.

10.  NOTICES

Notices shall be in writing (including by facsimile) and addressed to the relevant party hereto as follows:

(a)  If to the Issuer:

     Wal-Mart Stores Inc.
     702 S.W. 8th Street
     Bentonville, AR 72716-8315

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     Attention: Treasurer--Mail Stop 0100
     Telephone:        (479) 273-4381
     Facsimile:        (479) 277-1969

     With a copy to:

     Assistant Secretary--Mail Stop 0290
     Telephone:        (479) 277-2302
     Facsimile:        (479) 277-5991

(b)  If to the Registrar, London Paying Agent or London Transfer Agent

     Bank One, NA
     27 Leadenhall Street
     London
     EC3A 1AA
     Attn: Corporate Trust Operations
     Telephone:        44(0) 207 903 4913
     Facsimile:        44(0) 207 867 9186

or at any other address of which any of the foregoing shall have notified the others, and shall be deemed to have been given when received by the relevant party.

11.  APPLICABLE LAW, PLACE OF JURISDICTION

11.1 This Agreement shall be governed by New York law.

11.2 The non-exclusive place for all proceedings arising out of this Agreement shall be New York.

12.  MISCELLANEOUS

12.1 The London Paying Agent shall promptly advise the Issuer of any notice, including any notice declaring Notes due, which it may receive pursuant to the Conditions.

12.2 Should any of the provisions of this Agreement be or become invalid, in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall, according to the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as close as legally possible to that of the invalid provisions.

12.3 This Agreement may be signed in one or more counterparts.

12.4 Terms not defined in this Agreement shall have the meanings ascribed to them in the Dealer Manager Agreement or the Conditions, as the case may be.

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12.5. If there is any conflict between the terms of this Agreement and the terms of the Indenture, the terms of the Indenture shall control.

12.6. The terms of the United States Trust Indenture Act of 1939, as amended, shall be incorporated by reference herein to the extent applicable. Each of the London Agents shall abide by the United States Trust Indenture Act of 1939, as amended, to the extent applicable. Nothing in this Agreement shall be deemed to conflict with the Trust Indenture Act of 1939 and, to the extent of any such conflict and to the extent applicable, the terms of the Trust Indenture Act of 1939 shall be deemed to govern.

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This Agreement has been entered into as of the date stated at the beginning hereof.



WAL-MART STORES INC.


By:    ____________________________________________
Name:  Rick W. Brazile
Title: Vice President of Planning and Analysis



BANK ONE, NA, LONDON BRANCH


By:    ____________________________________________
Name:
Title:

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